W MANLY, P.A.

February 9, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

Re: Healthway Shopping Network, Inc.

Gentlemen:

Please be advised that I have reached the following conclusions regarding the above offering:

1. Healthway Shopping Network, Inc. (the "Company") is a duly and legally organized and existing Florida state corporation, with its principal place of business located in Palm Beach Gardens, Florida. The Articles of Incorporation and corporate registration fees were submitted to the Florida Secretary of State's office and filed with the office on January 11, 2008. The Company's existence and form is valid and legal pursuant to Florida law.

2. The Company is a fully and duly incorporated Florida corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Florida, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable. The common stock to be sold under this Form S-1 Registration Statement is likewise legal under the laws of the State of Florida, its Constitution and reported judicial decisions interpreting those laws and when such stock is issued it will be duly authorized, fully paid for and non-assessable.

3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no

claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company's operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership; however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By directors' resolution, the Company has authorized the issuance of up to 7,500,000 shares of common stock in this offering.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 200,000,000 shares of common stock, with a par value of $0.0000001 per share with 178,500,000 currently issued and outstanding. Therefore, a Board of Directors' Resolution which authorized the issuance for sale of up to 7,500,000 shares of common stock is within the authority of the Company's directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

I consent to filing this opinion as an exhibit to the Company's Form S-1 registration statement.

Very truly yours,

Wani Iris Manly, Esq.
For the Firm

RG/WIM

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